Exhibit 99.1
PORTOLA PACKAGING, INC. REACHES AGREEMENT ON
RESTRUCTURING WITH SENIOR LENDERS AND HOLDERS OF SENIOR NOTES
•	Secured Lenders and Holders in Excess of 80% of Senior Notes Agree To Support Restructuring Plan that Reduces Long-Term Debt Obligations by $180 Million, Significantly De-Leveraging the Company’s Balance Sheet

•	Company Has Reached an Agreement with Creditors that Will Enable It to Restructure Its Balance Sheet Through a “Pre-Packaged” Chapter 11 Bankruptcy Filing

•	On-Going Business Relationships with Trade Creditors, Suppliers, Customers and Employees Will Not Be Impacted by the Restructuring
BATAVIA, IL, JULY 24, 2008 — Portola Packaging, Inc. (“Portola” or the “Company”), one of the largest manufacturers of tamper-evident closures, plastic containers and related products and engineering services for the dairy, juice and water industries, announced today that it has entered into a restructuring support agreement with its principal secured lenders and holders in excess of 80% in amount of its 8-1/4% Senior Notes due 2012 (the “Senior Notes”) which will enable the Company to significantly reduce its outstanding indebtedness. The Company plans to implement the proposed restructuring through a pre-packaged chapter 11 bankruptcy filing and expects to complete the restructuring by the end of October 2008. In connection with the restructuring, the Company also announced today that it has reached agreement with Wayzata Investment Partners LLC (“Wayzata”), a Minnesota-based investment firm with more than $6 billion in assets under management, which will provide the Company with access to a $10 million bridge facility to fund the restructuring process.
Pursuant to the restructuring, holders of the Senior Notes will receive 100% of the common stock of reorganized Portola in exchange for their claims. Wayzata is expected to be the Company’s controlling shareholder upon emergence from chapter 11. Importantly, the restructuring contemplates that all obligations owed to trade creditors, suppliers, customers and employees in the ordinary course of business will be unimpaired and unaffected by the restructuring.
The Company expects to commence the formal process of vote solicitation in early August. When the necessary votes are received, the restructuring will be finalized through a voluntary pre-packaged bankruptcy filing under chapter 11 of the U.S. Bankruptcy Code to be commenced in early September 2008. The Company anticipates that the restructuring process will be completed by the end of October, 2008 at the latest.
Brian J. Bauerbach, Portola’s President and CEO, stated, “We are pleased to have achieved such strong support for a consensual restructuring that dramatically improves our balance sheet, reduces our annual cash interest obligations by approximately $15 million, and enables continued reinvestment in our products and future growth. We are thrilled to have the continued support of Wayzata and look forward to its long term commitment to the business.”

FORWARD-LOOKING STATEMENTS
The contents of this press release may include predictions, estimates or other information regarding the Company’s financing alternatives, financial position, business strategy, plans and objectives of management for future operations, and industry conditions that might be considered forward-looking. While these forward-looking statements represent our current judgment on what the future holds, they are subject to risks and uncertainties which could cause actual results to differ materially. Although the Company believes that the expectations reflected in any such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to be correct. You are cautioned not to place undue reliance on these forward-looking statements and please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements. You should also review our most recent Form 10-K and Form 10-Q’s for a more complete discussion of our risk factor.
ABOUT PORTOLA PACKAGING, INC.
Portola Packaging is a leading designer, manufacturer and marketer of tamper-evident plastic closures used in dairy, fruit juice, bottled water, sports drinks, institutional food and other non-carbonated beverage markets. The Company also produces a wide variety of plastic bottles for use in dairy, water and juice markets, including various high density bottles, as well as five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines. Portola is also engaged in the manufacture and sale of tooling and molds used for blow molding. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.